Filed Pursuant to Rule 433

Registration Statement No. 333-174764

Filed Pursuant to Rule 433

Registration Statement No. 333-14764

Commodity Exchange-Traded Products

Nuveen Long/Short Commodity Total Return Fund

A new, actively managed, unleveraged fund

CTF

Web Presentation

Expected Pricing on October 25, 2012

FOR FINANCIAL ADVISOR USE ONLY. NOT TO BE DISTRIBUTED TO THE PUBLIC.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

Disclosures and Risks

The Nuveen Long/Short Commodity Total Return Fund (the “Fund” or “CTF”) is a commodity pool managed by Nuveen Commodities Asset Management, LLC (“NCAM”), a commodity pool operator and commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”) and a member of the National Futures Association (“NFA”).

The Fund is not a mutual fund, a closed-end fund, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), and is not subject to regulation under the 1940 Act nor are investors in the Fund afforded the protections thereunder. The CFTC has not passed upon the merits of participating in this pool, nor has the CFTC passed on the adequacy or accuracy of this presentation or the Fund’s preliminary prospectus.

The preliminary prospectus for the Fund, which may be updated from time to time pursuant to Securities and Exchange Commission (“SEC”) and CFTC requirements, is available at the Fund’s website (www.nuveen.com/ctfipo) as well as at the SEC’s website (www.sec.gov).

Investing in the Fund involves significant risks. Please see “Special Risk Considerations” on page 16 of this presentation and “Risk Factors” on pages 22-36 of the Fund’s preliminary prospectus, which accompanies this presentation, for more information.

Because the Fund has not commenced business, its shares have no history of public trading and the Fund does not have any performance history. Shares of the Fund may trade at a discount from their net asset value, which could be significant.

Fund shares are subject to investment risk, including the possible loss of the entire amount of your investment.

Investments in commodities have a high degree of price variability, and are subject to rapid and substantial price changes. The Fund is not a complete investment program and is designed as a long-term investment and not as a trading vehicle. The Fund may not be able to achieve its investment objective of generating attractive total returns.

The Fund’s net asset value will be reduced immediately following this offering by the underwriting commissions and the amount of offering expenses paid by the Fund. The Fund is offering shares through a group of underwriters led by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, UBS Securities LLC, and Nuveen Securities, LLC. Certain underwriters, their affiliates or employees, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and UBS Securities LLC, have, and other underwriters participating in this offering or their affiliates may have, a minority ownership interest in Nuveen Investments, Inc., the parent company of Nuveen Securities, LLC, Nuveen Commodities Asset Management, LLC, Nuveen Asset Management, LLC and Gresham Investment Management LLC.

References in this presentation to “Gresham” mean Gresham Investment Management LLC (“Gresham LLC”), acting through its Near Term Active Division (“Gresham NTA”), unless specific reference is made to Gresham LLC or the context otherwise requires.

The Fund is not sponsored, endorsed, sold or promoted by Morningstar, Inc. Morningstar’s only relationship to NCAM and the Fund is the licensing of certain trademarks, trade names and other intellectual property of Morningstar, Inc.

The Fund has led a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement, which accompanies this presentation, and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may obtain these documents by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Fund, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by calling 877-827-5920.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

CTF Offering Summary

Fund Details

Anticipated Ticker Symbol: CTF (NYSE MKT)(1)

Offering: Trust units of beneficial interest (known as shares)

Public Offering Price: $25 per share (100 shares minimum) Underwriting Commission: 4.5%, paid by Fund on initial offering price, plus offering costs of up to $0.05 per share, paid by the Fund.

Management Fee: 1.25%(2)

CUSIP: 670731108

Manager: Nuveen Commodities Asset Management, LLC

Commodity Subadvisor: Gresham Investment

Management LLC through its Gresham NTA division(3) Collateral Subadvisor: Nuveen Asset Management, LLC

Leverage: None

Anticipated Distributions: Monthly

Tax Information

Tax-Advantaged Investments: Commodity futures generally produce 60% long-term and 40% short-term split in capital gain/loss under Section 1256 of the Internal Revenue Code.(4)

Tax Reporting Form: IRS Schedule K-1

Tax Information: Anticipated availability by the end of the first week of March 2013

Key Dates

(all dates are preliminary and subject to change)

Pricing Date: Thursday, October 25, 2012 First Day of Trading: Friday, October 26, 2012 Settlement Date: Tuesday, October 30, 2012

(1) It is anticipated that the Fund’s shares will be approved for listing on the NYSE MKT, subject to notice of issuance. NYSE MKT formerly known as the NYSE Amex.

(2) Please refer to the “Break-Even Analysis” and “Fees and Expenses” sections of the preliminary prospectus for information regarding the fees, charges and expenses associated with investing in the Fund.

(3) References in this presentation to “Gresham” mean Gresham Investment Management LLC (“Gresham LLC”), acting through its Near Term Active Division (“Gresham NTA”), unless specific reference is made to Gresham LLC or the context otherwise requires.

(4) Changes in the tax treatment of the Fund’s investments could adversely affect shareholders.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

Investment Rationale

An investment with the potential to offer:

Attractive total returns with reduced volatility(1) Regular monthly distributions A long/short strategy that trades on commodity price momentum Diverse portfolio of liquid, exchange-traded commodity futures and options Access to the commodity investing and trading experience of Gresham Daily liquidity afforded by listing on NYSE MKT(3)

(1) As compared with equity and commodity benchmarks. See page 11 for more information regarding historical risk and return proles. (2) For illustration purposes only. The Fund may be long or short corn and live cattle.

(3) NYSE MKT formerly known as the NYSE Amex.

NOT FDIC INSURED. MAY LOSE VALUE. NO BANK GUARANTEE.

Commodity pools are subject to numerous risks, including the possible loss of your entire investment. Additional risks are set forth at the end of this presentation and in the Fund’s preliminary prospectus, which accompanies this presentation. Please carefully consider the Fund’s investment objective, risks, charges and expenses carefully before investing.

LONG

SHORT

Opportunity to profit whether markets move up or down(2)

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

Market Outlook

Continued Market Uncertainty and Volatility

Oil, Natural Gas Reverse Recent Retreats

By Jerry Dicolo and John Biers Friday, Sept. 21, 2012

Crop Prices Probably Peaked After Drought Cuts U.S. Output

By Luzi Ann Javier Friday, Sept. 21, 2012

USDA Boosts Aid to Farmers, Ranchers Hit by Drought

By Christopher Doering Monday, July 23, 2012

Gold Surges to Six Month Peak

By Emiko Terazono Friday, Sept. 14, 2012

ENERGY

AGRICULTURE LIVESTOCK METALS

These are examples of factors that could affect the volatility of prices for certain commodities. No suggestion is made that all commodities traded by the Fund will experience volatility or sharp movements in the prices of commodities.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

Why CTF Now?

CTF Seeks to Profit from Trading on Commodity Price Momentum:

Long positions in commodity futures generate positive returns when prices go up Short positions in commodity futures generate positive returns when prices go down

Price changes of individual commodities are largely driven by unpredictable events, such as bad weather • Example: 2012 Midwest Drought (worst on record since 1956)(1)

— Smallest corn crop in six years, prices soared

— Increased feed costs, depressed prices on most livestock commodities Gresham’s long/short commodity strategy seeks to profit in up and down commodity markets(2)

LONG

SHORT

Opportunity to profit whether markets move up or down(3)

Transactions in commodity futures contracts carry a high degree of risk. Commodity futures contracts are subject to rapid and substantial price changes.

(1) Source: Reuters. “July Was Hottest Month Ever for Continental U.S.: NOAA.” Deborah Zabarenko. Published August 8, 2012. (2) The Fund could incur significant losses on its commodity investments.

(3) For illustration purposes only. The Fund may be long or short corn and live cattle.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

Gresham: Innovative Commodities Management

A Pioneer in Commodities Investing

— Gresham LLC formally organized in July 1992

A Proven Commodities Market Leader

— Approximately $15 Bn in assets under management(1) (8/31/12)

— #2 Institutional Commodities Manager by Pensions & Investments(2)

A Partner with Nuveen

— Operates independently while benefiting from Nuveen’s shared resources

(1) Represents total assets under management for both divisions of Gresham.

(2) Ranked by institutional commodity assets under management combined for both divisions of Gresham (excluding gold) as of 12/31/11. These rankings do not encompass the universe of all commodity trading advisors.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

Gresham’s Long/Short Commodity Investment Program

Alpha •Fund seeks to outperform its performance benchmark

Benchmark •Morningstar® Long/Short Commodity IndexSM

Portfolio Contents •Commodity Futures

•Covered Commodity Options on Futures

•Collateral (Primarily Short-Term U.S. Government

Securities)

Energy Exception •No short energy futures exposure

Futures Contract Term •1-3 months typical, 6 months maximum

Contract Type •Exchange-traded commodity futures and options

Commodity Weights •10% maximum in any single commodity futures contract

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

NUVEEN Investments

CTF Performance Benchmark

Morningstar® Long/Short Commodity Index[SM] Positions and Weights

MORNINGSTAR®

As of August 31, 2012

Sector Allocation

- Energy
- Agriculture
- Metals
- Livestock


40.92%
34.15%
9.00%
15.93%

Long/Short Positions

- Long Commodity Futures
- Flat Commodity Futures
- Short Commodity Futures


16.08%
42.26%
41.66%

Energy

COMMODITY	POSITION[1]	WEIGHT
Crude Oil Brent	Long	8.17%
Gas-Oil-Petroleum	Long	6.28%
Heating Oil #2/Fuel Oil	Long	5.40%
Gasoline Blendstock	Long	4.99%
	Total Long	**24.84%**
Crude Oil WTI	Flat	10.39%
Natural Gas Henry Hub	Flat	5.69%
	Total Flat	**16.08%**

Metals

COMMODITY	POSITION[1]	WEIGHT
Gold	Short	7.46%
Silver	Short	4.34%
Copper High Grade	Short	4.13%
	Total Short	**15.93%**

Agriculture

COMMODITY	POSITION[1]	WEIGHT
Soybeans	Long	6.30%
Soybean Meal	Long	4.91%
Corn	Long	2.18%
Wheat/No. 2 Hard Winter	Long	2.06%
Wheat/No. 2 Soft Red	Long	1.97%
	Total Long	**17.42%**
Coffee 'C'/Colombian	Short	5.02%
Sugar	Short	4.51%
Cotton	Short	4.25%
Soybean Oil	Short	2.95%
	Total Short	**16.73%**

Livestock

COMMODITY	POSITION[1]	WEIGHT
Lean Hogs	Short	4.52%
Live Cattle	Short	4.48%
	Total Short	**9.00%**

Source: Morningstar, Inc.

[1] Positions may be long or short (or flat in the special case of energy commodities). The sector allocation above represents the aggregate long, short and flat positions of the Morningstar® Long/Short Commodity Index[SM]. Identical to the index's methodology, Gresham will manage its overall strategy so that the notional amount of the Fund's combined long, short and flat futures positions will not exceed 100% of the Fund's net assets.

Shown above are the actual positions and weights of the Morningstar® Long/Short Commodity Index[SM] as of August 31, 2012. These are not the actual positions or weights of the Nuveen Long/Short Commodity Total Return Fund (CTF). **The Index is different from Gresham's proprietary long/short commodity investment program.**

Past performance is not indicative of future results and past allocations are not indicative of future allocations.

CTF

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

9

A Long/Short Commodity Strategy May Broaden Investment Opportunity

NUVEEN Investments

Historical Commodity Price Changes

- Natural Gas — Henry Hub
- Crude Oil — WTI Global Spot
- Soybeans — No.1 Yellow
- Corn — No. 2 Yellow
- Wheat — No. 2 Hard Winter
- Sugar — #11 World Raw
- Live Cattle — Choice Average
- Gold
- Silver
- Copper — High Grade Scrap #2



POSITIVE
PRICE CHANGES
NEGATIVE
Crude Oil 54.8%
Natural Gas 41.5%
Soybeans 40.2%
Sugar 30.8%
Wheat 23.9%
Gold 23.7%
Silver 4.4%
Copper 4.2%
Live Cattle 1.9%
Corn -1.5%
2002
Copper 47.5%
Soybeans 46.3%
Live Cattle 26.1%
Crude Oil 24.7%
Silver 23.0%
Gold 18.9%
Wheat 15.2%
Natural Gas 8.0%
Corn 3.9%
Sugar -48.0%
2003
Copper 54.3%
Live Cattle 43.6%
Crude Oil 41.5%
Sugar 20.7%
Silver 13.4%
Gold 4.3%
Soybeans -13.9%
Wheat -15.8%
Corn -27.9%
Natural Gas -37.2%
2004
Copper 95.9%
Sugar 47.8%
Natural Gas 44.0%
Silver 27.6%
Live Cattle 20.3%
Crude Oil 18.4%
Gold 16.4%
Wheat 15.8%
Soybeans 3.4%
Corn -18.1%
2005
Copper 44.4%
Corn 43.6%
Silver 41.4%
Gold 19.9%
Wheat 17.9%
Soybeans 0.3%
Live Cattle -1.7%
Crude Oil -20.8%
Sugar -29.4%
Natural Gas -72.3%
2006
Wheat 73.6%
Soybeans 58.3%
Crude Oil 41.4%
Gold 28.7%
Silver 13.0%
Copper 5.9%
Corn -1.1%
Live Cattle -5.9%
Sugar -11.7%
Natural Gas -19.5%
2007
Gold 4.9%
Soybeans -21.5%
Corn -21.6%
Sugar -22.9%
Silver -24.6%
Live Cattle -27.6%
Wheat -32.9%
Natural Gas -36.8%
Copper -53.9%
Crude Oil -56.7%
2008
Copper 137.8%
Sugar 89.4%
Silver 48.8%
Soybeans 30.5%
Gold 23.5%
Crude Oil 11.2%
Corn -7.5%
Live Cattle -8.5%
Wheat -22.2%
Natural Gas -54.1%
2009
Silver 83.1%
Wheat 45.9%
Soybeans 35.0%
Corn 32.6%
Copper 32.0%
Gold 29.5%
Sugar 28.8%
Live Cattle 25.5%
Crude Oil 0.3%
Natural Gas -39.5%
2010
Gold 9.9%
Live Cattle 8.5%
Corn 3.9%
Crude Oil -1.9%
Sugar -8.3%
Silver -9.9%
Soybeans -15.6%
Wheat -22.2%
Copper -23.2%
Natural Gas -45.6%
2011
Soybeans 51.2%
Corn 42.2%
Wheat 16.2%
Silver 12.1%
Gold 7.3%
Live Cattle 1.5%
Copper 0.4%
Crude Oil -5.3%
Sugar -7.2%
Natural Gas -24.7%
2012 YTD

Sources: Gresham Investment Management LLC, Bloomberg L.P. and Nuveen.

The analysis above was produced by Gresham using commodity price data aggregated from Bloomberg L.P. for the time period from January 1, 2002 to August 31, 2012. The historical commodity futures prices, which are 10-day ratio adjusted (i.e., roll-adjusted) figures, were used to calculate the price changes of the individual commodities. Historical Bloomberg daily prices assume rolling of nearby futures contracts beginning 10 days prior to expiration. Ratio-adjusting allows for the figures to account for both the price return and the roll yield. Bloomberg uses the ratio method to calculate ratio adjusted commodity prices where each commodity's ending price is divided by 1 + prior price for each holding day.

Past performance is not indicative of future results.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

10

Investing in Long/Short Commodities May Improve Return and Reduce Risk

Historical Risk/Return Profile

February 1, 1991 to June 30, 2012 ANNUALIZED

ANNUALIZED STANDARD MAXIMUM ANNUALIZED

BENCHMARK INDEX RETURN % DEVIATION % DRAWDOWN %(1) SHARPE RATIO

Morningstar® Long/Short 9.70 10.95 -22.74 0.60

Commodity IndexSM

S&P 500® Index 8.86 15.05 -50.95 0.42

Barclays Capital 6.85 3.70 -5.15 0.93

U.S. Aggregate Bond Index

Dow Jones-UBS Commodity IndexSM 5.05 15.07 -54.26 0.19

The Fund’s investment objective is to generate attractive total returns. The Fund is actively managed and seeks to outperform its benchmark, the Morningstar® Long/Short Commodity IndexSM, but may not succeed. Index returns will differ from actual Fund performance and the differences may be significant.

Source: Morningstar, Inc. Data shown for the time period February 1, 1991 to June 30, 2012, which represents the extent of historical index data available (the Dow Jones-UBS Commodity IndexSM has historical index data beginning on February 1, 1991).

(1) Maximum drawdown is the percentage loss that an index incurs from its peak net asset value to its lowest value from month-end to month-end. More detailed definitions of the benchmark indices, standard deviation, maximum drawdown and Sharpe ratio can be found on page 14 of this presentation.

These indices are unmanaged, and do not show actual investment returns. An index is a hypothetical measure of performance based on the fluctuations in the value of the instruments that make up a particular market. Payment of management or brokerage fees or other fees and expenses would lower an index’s performance. Index returns are for illustrative purposes only and do not represent actual Fund performance. You cannot invest directly in an index. Past performance of these indices has varied considerably over different time periods.

Past performance is not indicative of future results.

Transactions in commodity futures contracts carry a high degree of risk. Investments in commodity futures contracts and options on commodity futures contracts have a high degree of price variability and are subject to rapid and substantial price changes. For more information on Fund risks, please refer to the “Risk Factors” section in the preliminary prospectus. The Fund could incur significant losses on its commodity investments. The return performance of the Fund’s commodity futures contracts may not parallel the performance of the Morningstar® Long/Short Commodity IndexSM or the commodities that serve as the basis for the contracts bought or sold by the Fund; this basis risk may reduce the Fund’s overall returns.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

U.S. Equities and U.S. Bonds Have Shown Little to No Correlation to Long/Short Commodities

Correlation Comparison

February 1, 1991 to June 30, 2012

1.0

1.0

0.8 Long/Short Commodities: Morningstar® Long/Short

Commodity IndexSM

0.6 S&P 500® Index

Barclays Capital U.S. Aggregate Bond Index

0.4

0.2

-0.11-0.07

0

-0.2

Source: Morningstar, Inc.

Correlation calculations were provided by Morningstar, Inc. using monthly index data. The chart references the time period from February 1, 1991 to June 30, 2012.

A definition of correlation can be found on page 14 of this presentation.

Index returns are for illustrative purposes only and do not represent actual Fund performance. You cannot invest directly in an index. Payment of management or brokerage fees or other fees and expenses would lower an index’s performance. Past performance of these indices has varied considerably over different time periods.

Past correlations are not indicative of future correlations.

Transactions in commodity futures contracts carry a high degree of risk. Investments in commodity futures contracts and options on commodity futures contracts have a high degree of price variability and are subject to rapid and substantial price changes. For more information on Fund risks, please refer to the “Risk Factors” section in the preliminary prospectus. The Fund could incur significant losses on its commodity investments. The return performance of the Fund’s commodity futures contracts may not parallel the performance of the Morningstar® Long/Short Commodity IndexSM or the commodities that serve as the basis for the contracts bought or sold by the Fund; this basis risk may reduce the Fund’s overall returns.

CTF

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

Commodity Positions May Shift Quickly in Response to Changes in the Commodity Market

NUVEEN Investments

Individual Commodity Positions of the Morningstar® Long/Short Commodity Index[SM]

Monthly Observations by Commodity
September 1, 2011 to August 31, 2012

LONG | FLAT | SHORT

SECTOR	COMMODITY	9/30/2011	10/31/2011	11/30/2011	12/30/2011	1/31/2012	2/29/2012	3/30/2012	4/30/2012	5/31/2012	6/30/2012	7/31/2012	8/31/2012
ENERGY	Crude Oil Brent	Long	Long	Long	Long	Long	Long	Long	Long	Long	Flat	Flat	Long
	Crude Oil WTI	Flat	Flat	Long	Long	Long	Long	Long	Long	Flat	Flat	Flat	Flat
	Gas-Oil-Petroleum	Long	Long	Long	Long	Long	Long	Long	Long	Long	Flat	Flat	Long
	Gasoline Blendstock	Long	Long	Long	Flat	Long	Long	Long	Long	Long	Flat	Flat	Long
	Heating Oil #2/Fuel Oil	Long	Long	Long	Flat	Long	Long	Long	Long	Flat	Flat	Flat	Long
	Natural Gas Henry Hub	Flat	Flat	Flat	Flat	Flat	Flat	Flat	Flat	Flat	Flat	Flat	Flat
AGRICULTURE	Coffee 'C'/Colombian	Long	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short
	Corn	Long	Short	Short	Short	Short	Short	Short	Short	Short	Short	Long	Long
	Cotton	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short
	Soybean Meal	Long	Short	Short	Short	Short	Short	Long	Long	Long	Long	Long	Long
	Soybean Oil	Long	Short	Short	Short	Short	Short	Short	Long	Short	Short	Short	Short
	Soybeans	Long	Short	Short	Short	Short	Short	Long	Long	Long	Long	Long	Long
	Sugar	Long	Long	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short
	Wheat/No. 2 Hard Winter	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Long	Long
	Wheat/No. 2 Soft Red	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Long	Long
METALS	Copper High Grade	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short
	Gold	Long	Long	Long	Long	Long	Long	Long	Short	Short	Short	Short	Short
	Silver	Long	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short
LIVESTOCK	Lean Hogs	Short	Long	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short
	Live Cattle	Short	Long	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short

Sources: Morningstar, Inc., Nuveen Investments

Long, flat and short positions were provided by Morningstar, Inc. using monthly index data for the Morningstar® Long/Short Commodity Index[SM] shown from September 1, 2011 to August 31, 2012.

Index positions are for illustrative purposes only and do not represent actual Fund positions.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

13

Glossary: Index and Performance Measurement Definitions

NUVEEN Investments

Benchmark Index	Description
Morningstar® Long/Short Commodity Index℠	For comparative purposes, the Fund uses the Morningstar® Long/Short Commodity Index℠ as its primary benchmark. The index tracks the historical total return performance of a diverse portfolio of commodity futures, which may be invested long, short or flat, and is currently comprised of 20 different commodities as of August 31, 2012 (listed on page 9). The index uses a momentum rule to determine if each commodity futures position is long, short or flat. The index is fully collateralized with short-term Treasury bills. To qualify for inclusion in the index, a commodity must have futures contracts traded on one of the U.S. exchanges and rank in the top 95% of total dollar value of open interest (measured by the 12-month average). The index was launched on August 1, 2007. Return data is available from December 21, 1979 to the present and is constructed using the same futures price data and index rules as the index has employed from its launch. The index is reconstituted and rebalanced once annually, on the third Friday of December after the day's closing index values have been determined. The index commodity composition and constituent commodity weights are reset at that time. The direction of the long or short positions are adjusted monthly on every third Friday of the month and are effective on the first trading day after the third Friday. The index construction rules and other information about the index can be found on Morningstar's website at http://indexes.morningstar.com, which is publicly available at no charge.
S&P 500® Index	The S&P 500® Index is an unmanaged index of U.S. companies with market capitalizations in excess of $4 billion. It consists of 500 stocks chosen for market size, liquidity and industry group representation.
Barclays Capital U.S. Aggregate Bond Index	The Barclays Capital U.S. Aggregate Bond Index is unmanaged and considered generally representative of investment-grade fixed income securities issued within the United States.
Dow Jones-UBS Commodity Index℠	The Dow Jones-UBS Commodity Index℠ was created in 1998. It tracks a hypothetical investment in a basket of commodity futures contracts in which expiring contracts are rolled forward to the next set of corresponding nearby commodity futures contracts. It assumes that for every notional dollar invested in futures, an actual dollar is invested in 3-month U.S. Treasury bills. The index is made up of exchange-traded futures on physical commodities and currently represents 20 commodities. Commodity weightings are based on production and liquidity, subject to weighting restrictions applied annually such that no related group of commodities constitutes more than 33% of the index and no single commodity constitutes more than 15% or less than 2% of the index. Between rebalancings, weightings may fluctuate to levels outside these limits.

See the Fund's preliminary prospectus for more information about the indices described above.

These indices are unmanaged, and do not show actual investment returns. An index is a hypothetical measure of performance based on the fluctuations in the value of the securities that make up a particular market. Payment of management or brokerage fees or other fees and expenses would lower an index's performance. Index returns are for illustrative purposes only and do not represent actual Fund performance. You cannot invest directly in an index. Past performance of these indices has varied considerably over different time periods.

Past performance is not indicative of future results.

Term	Definition
Correlation	Correlation is a statistical measure of how investment returns move over time in relation to one other. The correlation coefficient ranges between -1 (perfect negative correlation, which means that returns always move in opposite directions) and +1 (perfect positive correlation, which means that returns always move in the same direction). A correlation of 0 implies that no relationship can be found between the movement of two sets of returns.
Maximum Drawdown	Maximum drawdown is the percentage loss that a fund incurs from its peak net asset value to its lowest value calculated from month-end to month-end. The maximum drawdown over a significant period is sometimes employed as a means of measuring the risk of an investment vehicle. Maximum drawdown is generally expressed as a percentage decline in net asset value.
Standard Deviation (Risk)	Standard deviation is a statistical measure of portfolio risk. It reflects the average deviation of the observations from their sample mean. In the case of portfolio performance, the standard deviation describes the average deviation of the portfolio returns from the mean portfolio return over a certain period of time. Higher standard deviation generally means higher portfolio risk.
Sharpe Ratio	The Sharpe ratio is a statistical measure of the risk-adjusted return of a portfolio. It is calculated by using standard deviation and excess return (investment return minus risk-free rate) to determine reward per unit of risk. The higher the Sharpe ratio, the better a fund's historical risk-adjusted performance.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

14

CTF Risk Summary

FUND SPECIFIC RISKS COMMODITY MARKET RISKS MACROECONOMIC AND TAX RISKS

• New Investment Product; • Investment and Market Risk; • Deteriorating Market Conditions

No Prior History Possible Loss of Entire Investment

• Potential Tax Law Changes

• Not a 1940 Act Fund—No • Commodity Price Variability

Protections under the 1940 Act • Constructive Termination and

• Investment in Commodity Futures Tax Penalties

• Liquidation of Investments for

Distributions • Shorting Commodity Futures

• Market Discount/Expected • Options Investing Risks

Reductions in NAV • Clearing Broker Risk

• Index Weightings/Tracking Risk • Recently Implemented Commodity

• No Right for Shareholders to Position Limits

Participate in Fund Management • Gap Risk

• Conflicts of Interest • Adverse Government and

• Key Personnel Risk Exchange Action

Certain risks of investing in the Fund are identified above and discussed in more detail on the following page and in the “Risk Factors” section of the preliminary prospectus.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

Special Risk Considerations

Please see the Fund’s preliminary prospectus for a complete description of these and other risks. Nuveen does not offer tax or legal advice. Please consult with your tax or legal advisor before investing.

The preceding discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties, and was written to support the promotion or marketing of the offering. Each investor should seek advice based on such person’s particular circumstances from an independent tax advisor.

This presentation must be preceded or accompanied by a preliminary prospectus for the Fund. The information contained in this presentation and in the preliminary prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. We may not sell these securities until the registration statement filed with the SEC is effective. This presentation or the preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Investors should carefully read the Fund’s preliminary prospectus, which includes a discussion of the investment objective, risk factors, fees and expenses, before investing.

The Fund’s preliminary prospectus is available on the Fund’s website at www.nuveen.com/ctfipo.

CTF

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

Wrap-Up: CTF Key Features(1)

Potential for Monthly Distributions

Any Gains Tax-Advantaged (60% LT/40% ST)

Potential for Lower Risk than Benchmark

Long/Short

Momentum Strategy

No Leverage

Access to Experienced Institutional Manager

Active Management

Diversified Commodity Futures Exposure

No Performance Fees

CTF is expected to price on October 25, 2012

(1) The Fund could incur significant losses on its commodity investments. Please see page 16 of this presentation and the “Risk Factors” section of the preliminary prospectus for a more detailed discussion of the Fund’s risks.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

TO VIEW PROSPECTUS, HOVER MOUSE OVER THE GREEN BAR AT THE TOP OF YOUR SCREEN AND THEN CLICK THE RETURN ICON

Filed Pursuant to Rule 433

Registration Statement No. 333-174764

Nuveen Long/Short Commodity Total Return Fund (CTF)

Financial Advisor Web Presentation Script for use on 9/27/12

Slide 1, Cover Page

Bob Kuppenheimer

Welcome to today’s webinar presentation for the Nuveen Long/Short Commodity Total Return Fund (ticker symbol CTF).

CTF is a new, actively managed, exchange-traded commodity fund for October business paying monthly distributions.

My name is Bob Kuppenheimer and I am a Managing Director of Distribution Development for Nuveen. I am responsible for the sale of closed-end funds and commodity pools nationwide.

With me today is Susan Wager, the Fund’s Head Portfolio Manager from Gresham Investment Management which serves as the fund’s commodity subadvisor through its Gresham NTA division.

Today, we will discuss the Fund’s strategy, its potential advantages and explain why we believe an actively managed, long/short commodity fund is a good investment opportunity in today’s volatile markets.

Slide 2, Disclosures and Risks

Bob Kuppenheimer

Let me turn your attention to the Fund’s key disclosures.

Please keep in mind that the Nuveen Long/Short Commodity Total Return Fund is a commodity pool and a new exchange-traded product.

The Fund is not a mutual fund, a closed-end fund, or any other type of Investment Company registered and regulated under the Investment Company Act of 1940. As a consequence, investors in this Fund will not be afforded the protections of the Investment Company Act of 1940.

Before you invest, you should read the Fund’s preliminary prospectus carefully and especially the risk factors related to the Fund.

References in this presentation to “Gresham” mean Gresham Investment Management, acting through its Gresham NTA division, unless otherwise indicated or the context requires otherwise.

CTF Web Presentation for Financial Advisors Only Script Page 1 of 12

Slide 3, CTF Offering Summary

Bob Kuppenheimer

CTF is a long/short commodity fund that invests in commodity futures and options that are exchange-traded and tax-advantaged. Gresham builds a diverse commodity portfolio with investments across 20 different commodities representing all of the main commodity sectors.

It is anticipated that the Fund’s shares will be approved for listing on the NYSE MKT subject to notice of issuance under the ticker symbol CTF.

Shares are being offered at $25 per share with a 100 share minimum purchase.

The Fund’s Net Asset Value will be reduced immediately following the offering to $23.825 per share by underwriting commissions (4.5% or $1.125 per share) and by offering expenses (0.20% or $0.05 per share).

NCAM will charge the Fund a management fee of 1.25% but does not charge performance fees.

Many hedge funds and commodity pools which invest long/short charge performance fees.

Please refer to the Break-Even Analysis and Fees and Expenses sections of the Fund’s preliminary prospectus for more details.

85% of the Fund’s collateral is expected to be invested by Nuveen Asset Management.

The remaining 15% will be held at Barclays, the Fund’s Futures Commission Merchant.

The Fund’s investments will not be leveraged. A fundamental principle of Gresham’s approach to commodity futures investing and CTF’s strategy is that the investments in commodity futures are fully collateralized. This means that the notional value of the Fund’s commodity exposure is expected to be approximately equal to the market value of the collateral.

The Fund expects to pay regular monthly distributions facilitated by the Fund’s option strategy, which is not common among commodity investment alternatives in the marketplace.

CTF Web Presentation for Financial Advisors Only Script Page 2 of 12

The Fund invests in liquid, exchange-listed commodity futures and options that are tax-advantaged and are marked-to-market at year end for tax purposes.

The tax advantage comes as 60% of capital gains or losses are treated as long-term and 40% are treated as short-term because the fund’s commodity contracts are generally expected to qualify for such treatment under Section 1256 of the Internal Revenue Code. Keep in mind that tax laws are subject to change.

As is typical for commodity exchange-traded products available in the marketplace, the Fund will provide shareholders with tax information on a Schedule K-1.

The Fund anticipates that shareholders will have access to their K-1 on a timely basis, by the end of the first week of March 2013.

Keep in mind key offering dates:

o The Fund expects to price on Thursday, October 25th.

o Trading of the Fund’s shares is expected to begin on Friday, October 26th and to settle T plus 3 on Tuesday, October 30th.

Slide 4, Investment Rationale

Bob Kuppenheimer

The Nuveen Long/Short Commodity Total Return Fund is a commodity pool with the following potential benefits:

o One, attractive total returns with reduced volatility compared to U.S. equity and commodity market benchmarks with regular monthly distributions.

o Two, a long/short strategy that trades on commodity price momentum.

o Three, a diverse portfolio of liquid, exchange-traded commodity futures and options.

o Four, the opportunity to potentially profit whether markets move up or down.

o Five, access to the commodity and trading experience of Gresham.

CTF Web Presentation for Financial Advisors Only Script Page 3 of 12

And lastly, daily liquidity afforded by listing on the NYSE MKT.

Keep in mind, once again, commodity pools are subject to numerous risks and we encourage you to review the risks outlined at the end of this presentation and in the Fund’s preliminary prospectus.

In a moment, on page 11 of this presentation, we will see the historical risk and return profiles of the traditional equity and commodity market benchmarks referred to here.

Slide 5, Market Outlook Continued Market Uncertainty and Volatility

Bob Kuppenheimer

Investors are looking for opportunities to make money whether markets are up or down. This can be challenging given today’s low level of interest rates and volatile stock markets.

In the last two years, the commodity markets have experienced significant volatility as evidenced by crude oil prices fluctuating around $100 a barrel, considerable price swings in corn, wheat and other agricultural commodities, the price of gold rising to record highs of $1,900 per ounce, and continuing wide spreads between the prices of WTI crude oil and Brent crude oil. In recent months, individual commodity markets have faced conflicting influences of short term headline risk and longer-term fundamental uncertainty.

In the near term, Gresham believes that the primary drivers of the commodity markets will be limited economic growth among the leading developing countries and unique and unpredictable headline risks which may create supply and demand and price trends unrelated to less than robust underlying fundamentals. Gresham expects the market to experience increasing volatility in prices and returns and wider return dispersion for individual commodities.

In such an environment, price trend momentum tends to become more erratic and subject to change. The Fund’s long/short commodity investment strategy seeks to take advantage of commodity price momentum when prices move up or down or the momentum measures signal a change in position.

The potential benefits of shorting select individual commodities are illustrated in Exhibit 4 in the “Additional Background Information Section” of Part Two of the Fund’s prospectus, which shows that the Index

CTF Web Presentation for Financial Advisors Only Script Page 4 of 12

outperformed long-only commodity market benchmarks in volatile markets such as 2008, 2011 and first half of 2012.

Gresham believes the current market environment is a favorable entry point to launch the Fund. When there are supply/demand imbalances in a commodity market, the commodity’s price trend may be persistent and the Fund will seek to use its momentum rule to make profitable investment decisions. Based on recent momentum trends, the Index had long positions in corn and soybeans and short positions in hogs and live cattle.

Slide 6, Why CTF Now?

Bob Kuppenheimer

The Fund seeks to profit when individual commodities are up or down – sometimes on the same news the Fund may benefit from long and short trades in different individual commodities.

July was the hottest month in the continental United States on record, beating the hottest month in the devastating Dust Bowl summer of 1936 according to U.S. government reports.

The drought in the Midwest this summer sent corn and soybean prices soaring and hurt prices on most livestock commodities because of higher feed costs. According to Reuters, the 2012 drought is the worst since 1956 and as a result is expected to yield the smallest corn crop in six years, with record-high prices and tight supplies anticipated.

I’ll turn things over to Susan Wager, the Fund’s Head Portfolio Manager, who will describe the current opportunity in more detail.

Slide 7, Gresham: Innovative Commodities Management

Susan Wager

Gresham will serve as the Fund’s commodity subadvisor and manage the Fund’s investments in commodity futures and options.

Gresham is an affiliate of Nuveen Investments and is registered with the CFTC as a commodity trading advisor.

In the marketplace, Gresham has become synonymous with commodities product innovation. The Nuveen Long/Short Commodity Total Return

CTF Web Presentation for Financial Advisors Only Script Page 5 of 12

Fund is the latest example of our innovative commodities management.

Gresham’s founder and Chairman, Dr. Henry Jarecki is a pioneer in commodities investing.

Our firm has become a preeminent institutional commodities asset manager with approximately $15 billion in assets under management as of August 31, 2012 through both of Gresham’s divisions.

Gresham is a commodities market leader, ranked second by Pensions & Investments based on institutional assets under management (excluding gold). These rankings do not encompass the universe of all commodity trading advisors. Our ranking is based on total assets under management for both of Gresham’s divisions.

Gresham’s senior management team has extensive investment experience in overall supervision of commodities portfolio management and trading operations, and a long tenure with the firm.

Slide 8, Gresham’s Long/Short Commodity Investment Program

Susan Wager

The Fund has the goal of delivering diverse commodity exposure across 20 different commodities representing all of the main commodity sectors.

CTF seeks to outperform its benchmark, the Morningstar® Long/Short Commodity IndexSM.

The Fund will invest both long and short in commodity futures and covered commodity options on the underlying futures.

The Fund’s commodity contracts are fully collateralized by cash equivalents, U.S. government securities and other short term, high grade debt securities. Fully collateralized means that the notional value of the Fund’s commodity exposure is expected to be approximately equal to the market value of the collateral.

Our long/short commodity investment program rules are proprietary to Gresham and expand upon the rules governing the Morningstar®

CTF Web Presentation for Financial Advisors Only Script Page 6 of 12

Long/Short Commodity IndexSM.

We employ our proprietary methodology to assess commodity market movements and to determine the Fund’s long/short commodity futures positions.

We employ momentum-based models to estimate forward-looking prices and to evaluate the return impact of futures contract rolls.

To determine the direction of the commodity futures position, either long or short, we calculate a roll-adjusted price that accounts for the current spot price and the impact of roll yield. The futures price for a commodity that has positive roll yield (this is characterized as “backwardation”) is adjusted up.

The price for a commodity that has negative roll yield (this is known as “contango”) is adjusted down.

o If the current roll-adjusted price of an individual commodity futures contract is greater than its 12-month moving average, Gresham will take a long position in that commodity.

o If the current price is below the 12-month moving average, Gresham will take a short position.

Due to concentrated supplies and geopolitical volatility in the energy sector, no short positions will be taken with regard to energy - CTF will move to cash instead.

When CTF is long a futures position, it will sell call options on that futures contract. When it is short a futures contract, it will sell put options.

The normal futures contract term is 1 to 3 months with a 6 month maximum as stated in the prospectus.

There is a 10% maximum weight in any single commodity contract at the time of annual reconstitution.

The Fund will be rebalanced at least monthly.

Slide 9, CTF Performance Benchmark

CTF Web Presentation for Financial Advisors Only Script Page 7 of 12

Susan Wager

The Fund’s investment objective is to outperform its benchmark, the Morningstar® Long/Short CommoditySM Index.

The Index is different from Gresham’s long/short commodity investment program. Our long/short commodity investment program is an actively managed, fully collateralized, rules-based strategy that involves the use of covered commodity options. Over time, the Fund’s commodity investments managed may differ from those of the Index.

In looking at the current makeup of the Index as of 8/31/12, the Energy sector currently is weighted 40.92%, Agriculture is at 34.15%, Metals at 15.93% and Livestock makes up 9.00% of the index’s allocation.

Our model portfolio weightings are expected to be in line with the Index.

From a long/short/flat view, the Index is Long 42.26%, Short 41.66%, and Flat 16.08% as of August 31, 2012.

Looking to the right of the chart, you can view each individual commodity’s position, be it long, flat, or short, as well as the weight on each individual commodity.

For example, with respect to short or flat exposure, the Index is currently short gold and live cattle and flat WTI crude oil and natural gas.

Crude Oil WTI and Crude Oil Brent are currently the largest futures positions in the index at flat and long position weights of 10.39% and 8.17% respectively, while the lowest weight position in the Index is a long wheat position of 1.97%.

Since the Fund is actively managed, the Fund’s investments will differ from those of the Index over time.

Gresham also seeks to add value above the Index by utilizing the following investment methods:

o Careful selection of individual commodity contracts

o Trading contracts in advance of monthly index rolls

o Opportunistic implementation of trades

o Seeking to minimize market impact

CTF Web Presentation for Financial Advisors Only Script Page 8 of 12

o Daily adjustments to positions as needed (the Index only changes monthly)

Slide 10, A Long/Short Commodity Strategy May Broaden Investment Opportunity

Susan Wager

CTF seeks to profit from opportunities whether commodity markets are up or down. Our long/short approach to commodity investing broadens the investment opportunity set.

Shown here are the historical price changes for the past 10 calendar years and 2012 year to date of 10 of the main commodities that CTF expects to invest in.

By following momentum rules, which we will discuss shortly in more detail, CTF will seek to profit from long futures investments when commodity prices rise and to profit from short futures positions when commodity prices fall.

An example of the potential to exploit price changes regardless of the shape of the curve is this year. In 2012, the commodity markets have experienced significant volatility. Gresham expects to see increased return volatility and wider price dispersion for individual commodities going forward.

Gresham believes that a long/short commodity strategy that has exposure to 20 different commodities is well positioned to take advantage of the investment opportunities presented in the broad market.

Slide 11, Investing in Long/Short Commodities May Improve Return and Reduce Risk

Susan Wager

Gresham believes Long/Short Commodities have the potential to produce attractive total returns with less risk than many alternatives.

Over the time period from February 1991 (the inception date of the Dow

CTF Web Presentation for Financial Advisors Only Script Page 9 of 12

Jones UBS Commodity Index) to June 2012, Long/Short Commodities, as represented by the Morningstar Long/Short Commodity Index, had outperformed the S&P 500, the Barclays Aggregate and the Dow Jones-UBS Commodity Index.

Long/Short Commodities had a 9.70% annualized return. Long/Short Commodities had risk-adjusted returns, or a Sharpe Ratio, of 0.60.

In addition to producing better returns, Long/Short Commodities had less risk as measured by annualized standard deviation than the Dow Jones-UBS Commodity Index and the S&P 500 Index.

Maximum drawdown over this period provides evidence of potential risk reduction of a Long/Short Commodities investment strategy. Maximum drawdown is the percentage loss that a fund incurs from its peak net asset value to its lowest value from month-end to month-end. Long/Short Commodities had a maximum drawdown of -22.74%, as compared to -54.26% for the Dow Jones-UBS Commodity Index.

The Index is different from Gresham’s long/short commodity investment program. Our long/short commodity investment program is an actively managed, fully collateralized, rules-based strategy that involves the use of covered commodity options. Gresham’s long/short program rules are proprietary and expand upon the rules governing the Index. Over time, the Fund’s commodity investments managed may differ from those of the Index.

Slide 12, U.S. Equities and U.S. Bonds have Shown Little to No Correlation to Long/Short Commodities

Susan Wager

Furthermore, adding an uncorrelated source of returns such as Long/Short Commodities to an investor’s portfolio may provide additional benefits.

As illustrated here, Long/Short Commodities demonstrated slightly negative historical correlations relative to U.S. Equities and U.S. Bonds

CTF Web Presentation for Financial Advisors Only Script Page 10 of 12

over the time period from February 1, 1991 to June 30, 2012.

Correlation is a statistical measure of how investment returns move over time in relation to one another.

As such, NCAM and Gresham believe investments in Long/Short Commodities may enhance diversification of an investor’s overall portfolio.

Slide 13, Commodity Positions May Shift Quickly in Response to Changes in the Commodity Market

Susan Wager

Here we see the positions of the 20 commodities within the Morningstar Long/Short Commodity Index and how they have changed each month over the course of the last year.

The Index moves quickly and we can move faster. Historically, the Index commodity positions have shifted quickly in response to changes in the current commodity markets. Gresham, as an active manager, seeks to add value by trading contracts in advance of monthly index rolls. Our active management approach is market-driven and opportunistic.

Slide 14, Glossary: Index and Performance Measurement Definitions

Susan Wager

For background on the indices and performance and risk measurements referenced in this presentation, please review the glossary provided.

Slide 15-16, CTF Risk Summary and Special Risk Considerations

Susan Wager

An investment in the Fund involves special risk considerations, which can be found here and in the preliminary prospectus. This slide seeks to briefly identify the key risks of investing in the Fund.

You should carefully read the Fund’s preliminary prospectus, which includes a discussion of investment objectives, risk factors, fees and

CTF Web Presentation for Financial Advisors Only Script Page 11 of 12

expenses, before investing.

The Fund is a commodity pool that has not commenced trading and does not have a performance history. An investment in the Fund’s shares is subject to investment risk, including the possible loss of the entire amount invested.

Slide 17, Wrap Up: CTF Key Features

Susan Wager

If you would like more information or have questions about the Fund’s initial offering, please contact the syndicate manager at Bank of America / Merrill Lynch.

We look forward to your participation in the October offering.

CTF Web Presentation for Financial Advisors Only Script Page 12 of 12